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                                                           EXHIBIT 21



                      LIST OF SUBSIDIARIES
                      --------------------


Particle Dynamics, Inc. (formerly known as Desmo Chemical Corpora-tion), a New York Corporation, a wholly-owned subsidiary of KV
Pharmaceutical Company.


ETHEX Corporation, (formerly known as KV Pharmaceuticals
International, Inc.) a Missouri corporation, a wholly-owned subsidiary of KV Pharmaceutical Company.